As filed with the Securities and Exchange Commission on October 4, 2005
Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
ATLAS AMERICA, INC.
and the Additional Registrants listed below
(Exact name of registrant as specified in its charter)

Delaware 51-0404430
(State or other jurisdiction of   (I.R.S. Employer
incorporation or organization)   Identification No.)

311 Rouser Road
Moon Township, PA 15108
(412) 262-2830
(Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

Edward E. Cohen
Chairman, Chief Executive Officer and President
Atlas America, Inc.
311 Rouser Road
Moon Township, PA 15108
(412) 262-2830
(Address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of communications to:

J. Baur Whittlesey, Esq.
Lisa A. Ernst, Esq.
Ledgewood
1521 Locust Street
Philadelphia, PA 19102
(215) 731-9450
Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)
Common Stock(4)	(3)	(3)	(3)	(3)
Preferred Stock(4)	(3)	(3)	(3)	(3)
Debt Securities(4)	(3)	(3)	(3)	(3)
Guarantees of Debt Securities(5)	(3)	(3)	(3)	(3)
Warrants(4)	(3)	(3)	(3)	(3)
Total	(3)	(3)	$250,000,000	$29,425

(1)
The aggregate initial offering price of the securities registered hereby will not exceed $250,000,000. Such amount represents the issue price of any Common Stock or Preferred Stock, the principal amount of any Debt Securities issued at their principal amount, the issue price rather than the principal amount of any Debt Securities issued at an original issue discount and the issue price of any Warrants (but not the exercise price of any securities issuable upon the exercise of such Warrants).

(2)	Calculated pursuant to Rule 457(o) under the Securities Act.

(3)	Omitted pursuant to General Instruction II(D) of Form S-3 under the Securities Act of 1933, as amended.

(4)
Includes such indeterminate shares of Common Stock and Preferred Stock, such indeterminate principal amount of Debt Securities, such indeterminate number of Warrants, and such indeterminate amount of securities as may be issued upon conversion of, or in exchange for, or upon exercise of, convertible or exchangeable securities (including any securities issuable upon stock splits and similar transactions pursuant to Rule 416 under the Securities Act) as may be offered pursuant to this registration statement.

(5)
We are registering an indeterminate amount of Guarantees of the Debt Securities referred to above by the additional registrants named herein. No additional consideration will be received for the Guarantees, if any, of the Debt Securities. Pursuant to Rule 457(n) under the Securities Act, no additional filing fee is required in connection with such Guarantees of the Debt Securities.

TABLE OF ADDITIONAL REGISTRANTS

Exact names of each subsidiary guarantor additional registrant as specified in its charter	I.R.S. Employer Identification Number	State of organization
Atlas America, Inc.	23-2977199	Pennsylvania
AIC, Inc.	51-0367948	Delaware
Atlas Energy Corporation	25-1243697	Ohio
AED Investments, Inc.	51-0367949	Delaware
Atlas Resources, Inc.	25-1390937	Pennsylvania
ARD Investments, Inc.	51-0367950	Delaware
Pennsylvania Industrial Energy, Inc.	25-1713313	Pennsylvania
Atlas Information Management, LLC	25-1807156	Pennsylvania
Resource Energy, Inc.	34-1749963	Delaware
REI-NY, Inc.	31-1561431	Delaware
Resource Well Services, Inc.	34-1735319	Delaware
Viking Resources Corporation	23-3011984	Pennsylvania
RFI Holding Company, Inc.	31-1092341	Ohio
Viking Investments, Inc.	31-0807394	Delaware
Atlas Noble Corp.	23-3058777	Delaware
Atlas America Mid-Continent, Inc.	20-1389487	Delaware

The registrant and the additional registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrant and the additional registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

$250,000,000

ATLAS AMERICA, INC.

Common Stock
Preferred Stock
Debt Securities
Warrants

We may offer from time to time the following types of securities:

•	shares of our common and/or preferred stock;

•	our debt securities, in one or more series, which may be senior debt securities or subordinated debt securities, in each case consisting of notes or other evidences of indebtedness;

•	warrants to purchase any of the other securities that may be sold under this prospectus; or

•	any combination of these securities, individually or as units.

The securities will have an aggregate initial offering price of up to $250,000,000. The securities may be offered separately or together in any combination and as a separate series. This prospectus also covers guarantees, if any, of our payment obligations under any debt securities, which may be given by certain of our subsidiaries on terms to be determined at the time of the offering.

We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement, as well as the documents incorporated or deemed to be incorporated by reference in this prospectus, carefully before you invest. This prospectus may not be used to consummate sales of securities unless accompanied by the applicable prospectus supplement.

Our common stock quoted on the NASDAQ Stock Market under the symbol “ATLS.” Our principal executive offices are located at 311 Rouser Road, Moon Township, PA 15108. Our telephone number is (412) 262-2830.

You should read “Risk Factors” beginning on page 4 of this prospectus, as well as those which may be contained in any supplement to this prospectus, for a discussion of important factors that you should consider before you invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We may sell these securities directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with our agents, dealers and underwriters reserve the right to reject, in whole or in part, any proposed purchase of securities to be made directly or through agents, dealers or underwriters. If any agents, dealers or underwriters are involved in the sale of any securities, the relevant prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of securities also will be set forth in the relevant prospectus supplement.

Prospectus dated ___________, 2005

About this Prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this process, over the period ending _____, 2008, we may, from time to time, offer any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $250,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer these securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. Please carefully read this prospectus and the prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

TABLE OF CONTENTS

RISK FACTORS	4
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	10
USE OF PROCEEDS	11
RATION OF EARNIGS TO FIXED CHARGES	11
DESCRIPTION OF CAPITAL STOCK	12
DESCRIPTION OF DEBT SECURITIES	13
DESCRIPTION OF WARRANTS	25
EXPERTS	28
LEGAL MATTERS	28
WHERE YOU CAN FIND MORE INFORMATION	28
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	28
PLAN OF DISTRIBUTION	30
GLOSARY	32

RISK FACTORS

You should consider the following risk factors together with all of the other information included or incorporated in this prospectus in evaluating an investment in our securities. If any of the following risks actually occurs, our business, financial condition or results of operations could be materially adversely affected, the trading price of your securities, if any, could decline and you may lose some or all of your investment.

Natural gas and oil prices are volatile. A substantial decrease in prices, particularly natural gas prices, would decrease our revenues and the value of our natural gas and oil properties and could make it more difficult for us to obtain financing for our drilling operations through drilling investment partnerships.

Our future financial condition and results of operations, and the value of our natural gas and oil properties, will depend upon market prices for natural gas and oil. Natural gas and oil prices historically have been volatile and will likely continue to be volatile in the future. Prices we have received during our past three fiscal years for our natural gas have ranged from a high of $7.22 per Mcf in the quarter ended March 31, 2005 to a low of $3.39 per Mcf in the quarter ended December 31, 2001. Prices for natural gas and oil are dictated by supply and demand. The factors affecting supply include:

•	the viability of economic exploration and development of oil and gas reserves;

•	the availability of pipeline capacity;

•	domestic and foreign governmental regulations and taxes;

•	political instability or armed conflict in oil producing regions or other market uncertainties; and

•	the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil prices and production controls.

The factors affecting demand include:

•	weather conditions;

•	the price and availability of alternative fuels;

•	the price and level of foreign imports; and

•	the overall economic environment.

These factors and the volatility of the energy markets make it extremely difficult to predict future oil and gas price movements with any certainty. Price fluctuations can materially adversely affect us because:

•	price decreases will reduce the amount of cash flow available to us for drilling and production operations and for our capital contributions to our drilling investment partnerships;

•	price decreases may make it more difficult to obtain financing for our drilling and development operations through sponsored drilling investment partnerships, borrowing or otherwise;

•	price decreases may make some reserves uneconomic to produce, reducing our reserves and cash flow; and

•
price decreases may cause the lenders under our credit facility to reduce our borrowing base because of lower revenues or reserve values, reducing our liquidity and, possibly, requiring mandatory loan repayment.

Further, oil and gas prices do not necessarily move in tandem. Because approximately 91.2% of our proved reserves are currently natural gas reserves, we are more susceptible to movements in natural gas prices.

Drilling wells is highly speculative.

The amount of recoverable natural gas and oil reserves may vary significantly from well to well. While our average estimated ultimate recovery from our wells is 152,633 Mmcfe per well, recoverable natural gas from individual wells ranges up to 1.55 Bcfe. We may drill wells that, while profitable on an operating basis, do not produce sufficient net revenues to return a profit after drilling, operating and other costs are taken into account. The geologic data and technologies available do not allow us to know conclusively before drilling a well that natural gas or oil is present or may be produced economically. The cost of drilling, completing and operating a well is often uncertain. For example, from 2003 through early 2005 we experienced an increase in the cost of tubular steel as a result of rising steel prices which will increase well costs. Further, our drilling operations may be curtailed, delayed or cancelled as a result of many factors, including:

•	title problems;

•	environmental or other regulatory concerns;

•	costs of, or shortages or delays in the availability of, oil field services and equipment;

•	unexpected drilling conditions;

•	unexpected geological conditions;

•	adverse weather conditions; and

•	equipment failures or accidents.

Any one or more of the factors discussed above could reduce or delay our receipt of drilling and production revenues, thereby reducing our earnings, and could reduce revenues in one or more of our drilling investment partnerships, which may make it more difficult to finance our drilling operations through sponsorship of future partnerships.

Properties that we acquire may not produce as projected, and we may be unable to identify liabilities associated with the properties or obtain protection from sellers against them.

As part of our business strategy, we continually seek acquisitions of gas and oil properties. We completed two such acquisitions in fiscal 2001, one from Kingston Oil Corporation and one from American Refining and Exploration Company, and have acquired two oil and gas companies, Viking Resources in fiscal 1999 and The Atlas Group in fiscal 1998, that owned substantial natural gas and oil properties. The successful acquisition of natural gas and oil properties requires assessment of many factors, which are inherently inexact and may be inaccurate, including the following:

•	future oil and natural gas prices;

•	the amount of recoverable reserves;

•	future operating costs;

•	future development costs;

•	costs and timing of plugging and abandoning wells; and

•	potential environmental and other liabilities.

Our assessment will not necessarily reveal all existing or potential problems, nor will it permit us to become familiar enough with the properties to assess fully their capabilities and deficiencies. With respect to properties on which there is current production, we may not inspect every well, platform or pipeline in the course of our due diligence. Inspections may not reveal structural and environmental problems such as pipeline corrosion or groundwater contamination. We may not be able to obtain or recover on contractual indemnities from the seller for liabilities that it created. We may be required to assume the risk of the physical condition of the properties in addition to the risk that the properties may not perform in accordance with our expectations.

Estimates of proved reserves are uncertain and, as a result, revenues from production may vary significantly from our expectations.

We base our estimates of our proved natural gas and oil reserves and future net revenues from those reserves upon analyses that rely upon various assumptions, including those required by the Securities and Exchange Commission, as to natural gas and oil prices, taxes, development expenses, capital expenses, operating expenses and availability of funds. Any significant variance in these assumptions, and, in our case, assumptions concerning natural gas prices, could materially affect the estimated quantity of our reserves. As a result, our estimates of our proved natural gas and oil reserves are inherently imprecise. Actual future production, natural gas and oil prices, taxes, development expenses, operating expenses, availability of funds and quantities of recoverable natural gas and oil reserves may vary substantially from our estimates or estimates contained in the reserve reports referred to elsewhere in this prospectus. Our properties also may be susceptible to hydrocarbon drainage from production by other operators on adjacent properties. In addition, our proved reserves may be revised downward or upward based upon production history, results of future exploration and development, prevailing natural gas and oil prices, governmental regulation and other factors, many of which are beyond our control.

At September 30, 2004, approximately 30% of our estimated proved reserves were undeveloped. Recovery of undeveloped reserves generally requires significant capital expenditures and successful drilling operations. The reserve data assumes that we will obtain the necessary capital and conduct these operations successfully which, for the reasons discussed elsewhere in this section, may not occur.

If we cannot replace reserves, our revenues and production will decline.

Our proved reserves will decline as reserves are produced unless we acquire or lease additional properties containing proved reserves, successfully develop new or existing properties or identify additional formations with primary or secondary reserve opportunities on our properties. If we are not successful in expanding our reserve base, our future natural gas and oil production and drilling activities, the primary source of our energy revenues, will decrease. Our ability to find and acquire additional reserves depends on our generating sufficient cash flow from operations and other sources of capital, principally our sponsored drilling investment partnerships, all of which are subject to the risks discussed elsewhere in this subsection of the prospectus.

If we are unable to acquire assets from others or obtain capital funds through our drilling investment partnerships, our revenues may decline.

The growth of our energy operations has resulted from both our acquisition of energy companies and assets and from our ability to obtain capital funds through our sponsored drilling investment partnerships. If we are unable to identify acquisitions on acceptable terms, or cannot obtain sufficient capital funds through sponsored drilling investment partnerships, we may be unable to increase or maintain our inventory of properties and reserve base, or be forced to curtail drilling, production or other activities. This would result in a decline in our revenues.

Changes in tax laws may impair our ability to obtain capital funds through our drilling investment partnerships.

Under current federal tax laws, there are tax benefits to investing in drilling investment partnerships such as those we sponsor, including deductions for intangible drilling costs and depletion deductions. Changes to federal tax law that reduce or eliminate these benefits may make investment in our drilling investment partnerships less attractive and, thus, reduce our ability to obtain funding from this significant source of capital funds. A recent change to federal tax law that may affect us is the Jobs and Growth Tax Relief Reconciliation Act of 2003, which reduced the maximum federal income tax rate on long-term capital gains and qualifying dividends to 15% through 2008. These changes may make investment in our drilling investment partnerships relatively less attractive than investments in assets likely to yield capital gains or qualifying dividends.

Competition in the oil and natural gas industry is intense, which may hinder our ability to acquire gas and oil properties and companies and to obtain capital.

We operate in a highly competitive environment for acquiring properties and other natural gas and oil companies and attracting capital through our drilling investment partnerships. For example, we have been advised by the Pennsylvania Bureau of Oil and Gas Management that there are 679 well operators currently bonded in Pennsylvania, one of our core operating areas. We also compete with the exploration and production divisions of public utility companies for natural gas and oil property acquisitions. Our competitors may be able to pay more for natural gas and oil properties and to evaluate, bid for and purchase a greater number of properties than our financial or personnel resources permit. Moreover, our competitors for investment capital may have better track records in their programs, lower costs or better connections in the securities industry segment that markets oil and gas investment programs than we do. We may not be able to compete successfully in the future in acquiring prospective reserves and raising additional capital.

We may be exposed to financial and other liabilities as the general partner in drilling investment partnerships.

We currently serve as the managing general partner of 90 drilling investment partnerships and will be the general partner of new drilling investment partnerships that we sponsor. As general partner, we are contingently liable for the obligations of these partnerships to the extent that partnership assets or insurance proceeds are insufficient.

We are subject to complex laws that can affect the cost, manner or feasibility of doing business.

Exploration, development, production and sale of natural gas and oil are subject to extensive federal, state and local regulation. We discuss our regulatory environment in more detail in our Form 10-K for fiscal 2004, which we refer to as our 2004 10-K, Item 1: “Business - Governmental Regulation.” We may be required to make large expenditures to comply with these regulations. Failure to comply with these regulations may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Other regulations may limit our operations. For example, “frost laws” prohibit drilling and other heavy equipment from using certain roads during winter, a principal drilling season for us, which may delay us in drilling and completing wells. Moreover, governmental regulations could change in ways that substantially increase our costs, thereby reducing our return on invested capital, revenues and net income.

Our operations may incur substantial liabilities to comply with environmental laws and regulations.

Our natural gas and oil operations are subject to stringent federal, state and local laws and regulations relating to the release or disposal of materials into the environment or otherwise relating to environmental protection. These laws and regulations may require the acquisition of a permit before drilling commences, restrict the types, quantities, and concentration of substances that can be released into the environment in connection with drilling and production activities, limit or prohibit drilling activities on certain lands lying within wilderness, wetlands, and other protected areas, and impose substantial liabilities for pollution resulting from our operations. Failure to comply with these laws and regulations may result in the assessment of administrative, civil, and criminal penalties, incurrence of investigatory or remedial obligations, or the imposition of injunctive relief. Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent or costly waste handling, storage, transport, disposal or cleanup requirements could require us to make significant expenditures to maintain compliance or could restrict our methods or times of operation. Under these environmental laws and regulations, we could be held strictly liable for the removal or remediation of previously released materials or property contamination regardless of whether we were responsible for the release or if our operations were standard in the industry at the time they were performed. We discuss the environmental laws that affect our operations in more detail in our 2004 10-K, Item 1: “Business—Governmental Regulation.”

Pollution and environmental risks generally are not fully insurable. We may elect to self-insure if we believe that insurance, although available, is excessively costly relative to the risks presented. The occurrence of an event that is not covered, or not fully covered, by insurance could reduce our revenues and the value of our assets.

Well blowouts, pipeline ruptures and other operating and environmental problems could result in substantial losses to us.

Well blowouts, cratering, explosions, uncontrollable flows of natural gas, oil or well fluids, fires, formations with abnormal pressures, pipeline ruptures or spills, pollution, releases of toxic gas and other environmental hazards and risks are inherent operating hazards for us. The occurrence of any of those hazards could result in substantial losses to us, including liabilities to third parties or governmental entities for damages resulting from the occurrence of any of those hazards and substantial investigation, litigation and remediation costs.

We may be required to write-down the carrying value of our proved properties; any such write-downs would be a charge to our earnings.

We may be required to write-down the carrying value of our natural gas and oil properties when natural gas and oil prices are low. In addition, write-downs may occur if we have:

•	downward adjustments to our estimated proved reserves;

•	increases in our estimates of development costs; or

•	deterioration in our exploration and development results.

The unavailability or high cost of additional drilling rigs, equipment, supplies, personnel and oil field services could delay our exploration and development plans and decrease net revenues from drilling operations.

Shortages of drilling rigs, equipment, supplies or personnel could delay our development and exploration plans, thereby reducing our revenues from drilling operations and delaying our receipt of production revenues from wells we planned to drill. Moreover, increased costs, whether due to shortages or other causes, will reduce the number of wells we can drill for existing drilling investment partnerships and, by making our drilling investment partnerships less attractive as investments, may reduce the amount of financing for drilling operations we can obtain from them. This may reduce our revenues not only from drilling operations but also, if fewer wells are drilled, from production of natural gas and oil.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents we incorporate by reference include, or will include, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate, or may relate, to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate, or may relate, to our future prospects, developments and business strategies. The statements contained in or incorporated by reference into this prospectus or any prospectus supplement that do not relate, or may relate, to historical fact may include forward-looking statements that involve a number of risks and uncertainties. We use the words “believe,”“expect,”“anticipate,”“intend,”“plan,”“estimate,”“could,”“may,”“project” and similar terms and phrases, including references to assumptions, to identify forward-looking statements. These forward-looking statements are made based on our management’s expectations and beliefs concerning future events affecting us and are subject to risks, uncertainties and other factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control and could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements. We discuss these risks, uncertainties and other factors in the “Risk Factors” section of this prospectus, as well as in the documents incorporated by reference in this prospectus, and may further discuss applicable risks, uncertainties and other factors in any supplement to this prospectus. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus, in documents incorporated by reference into this prospectus, or in any prospectus supplement, might not occur. Accordingly, you should not put undue reliance on any forward-looking statements. All of our forward-looking statements speak only as of their respective dates. We undertake no obligation to update our forward-looking statements or risk factors to reflect new information or future events or for any other reason, except as required by law.

USE OF PROCEEDS

Unless we indicate otherwise in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes, which may include, but not be limited to, refinancing of indebtedness, working capital, capital expenditures, acquisitions and repurchases and redemptions of securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our ratio of earnings to fixed charges for each of our last five fiscal years.

	Nine months ended June 30, 2005	Years ended September 30,

		2004		2003		2002		2001		2000

Ratio of earnings to fixed charges	7.34		13.65		12.93		8.03		13.20		4.05

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 49,000,000 shares of common stock, $.01 par value per share, and 1,000,000 shares of preferred stock, $.01 par value per share.

The following summary of our capital stock and certificate of incorporation and bylaws does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to our certificate of incorporation and bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

Voting rights. Each share of common stock is entitled to one vote on all matters presented to shareholders, including the election of directors. There is no cumulative voting in the election of directors.

Dividends. We may pay dividends as declared from time to time by the board of directors out of funds legally available for that purpose. See our 2004 10-K, Item 1: “Business―Credit Facilities―Our Credit Facility” and Item 5: “Market for Registrant’s Common Equity and Related Stockholder Matters” for a description of our dividend policy and contractual limitations on our ability to pay dividends.

Liquidation. In the event we are dissolved, liquidated or wound up, common shareholders are entitled to receive a pro rata portion of our assets remaining after payment or provision for payment of all of our debts and liabilities and payment of the liquidation preference of any outstanding preferred stock.

No preemptive rights; redemption. Common shareholders are not entitled to preemptive rights, nor is our common stock subject to call or redemption.

Preferred Stock

We may issue preferred stock from time to time in one or more series. Our board of directors, without further approval of the shareholders, has the authority to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking funds and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the common shareholders.

A prospectus supplement relating to any series of preferred stock issued under the registration statement of which this prospectus is a part will specify the terms of the series, including:

•	the maximum number of shares in the series and the designation of the series;

•	the terms on which dividends, if any, will be paid;

•	the terms on which the shares may be redeemed, if at all;

•	the liquidation preference, if any;

•	the terms of any retirement or sinking fund for the purchase or redemption of the shares of the series;

•	the terms and conditions, if any, on which the shares of the series will be convertible into, or exchangeable for, shares of any other class or classes of common or preferred stock;

•	the voting rights, if any, of the shares of the series; and

•	any or all other preferences and relative, participating, operational or other special rights or qualifications, limitations or restrictions of the shares.

The description of preferred stock above and the description of the terms of a particular series of preferred stock in a prospectus supplement are not complete. You should refer to the articles supplementary with respect to a series of preferred stock for complete information concerning the terms of that series. A copy of the articles supplementary for each series of preferred stock will be filed with the SEC as an exhibit to the registration statement of which this prospectus is a part or as an exhibit to a filing incorporated by reference in such registration statement.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities either separately, or together with, or upon the conversion of or in exchange for, other securities. The debt securities may be our unsubordinated obligations, which we refer to as “senior debt securities,” or our subordinated obligations, which we refer to as “subordinated debt securities.” The subordinated debt securities of any series may be our senior subordinated obligations, subordinated obligations, junior subordinated obligations or may have such other ranking as will be described in the relevant prospectus supplement. We may issue any of these types of debt securities in one or more series.

Our senior debt securities may be issued from time to time under a senior debt securities indenture. Our subordinated debt securities may be issued from time to time under a subordinated debt securities indenture. Each of the senior debt securities indenture and the subordinated debt securities indenture is referred to individually as an “indenture” and they are referred to collectively as the “indentures.” Each trustee is referred to individually as a “trustee” and the trustees are collectively referred to as the “trustees.”

This section summarizes selected terms of the debt securities that we may offer. The applicable prospectus supplement and the form of applicable indenture relating to any particular debt securities offered will describe the specific terms of that series, which may be in addition to or different from the general terms summarized in this section. If any particular terms of the debt securities described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in the applicable prospectus supplement will supersede the terms described in this prospectus. The following summary and any description of our debt securities contained in an applicable prospectus supplement do not describe every aspect of the applicable indenture or the debt securities. When evaluating the debt securities, you also should refer to all provisions of the applicable indenture and the debt securities. The forms of indentures have been filed as exhibits to the registration statement of which this prospectus is a part.

General

We can issue an unlimited amount of debt securities under the indentures. However, certain of our existing or future debt agreements may limit the amount of debt securities we may issue. We can issue debt securities from time to time and in one or more series as determined by us. In addition, we can issue debt securities of any series with terms different from the terms of debt securities of any other series and the terms of particular debt securities within any series may differ from each other, all without the consent of the holders of previously issued series of debt securities.

The applicable prospectus supplement relating to the series of debt securities will describe the specific terms of the debt securities being offered, including, where applicable, the following:

•	the title and series designation of the series of debt securities and whether the debt securities of the series will be senior debt securities or subordinated debt securities;

•	any limit on the aggregate principal amount of debt securities of the series;

•	the price or prices at which the debt securities of the series will be issued;

•	whether the debt securities of the series will be guaranteed and the terms of any such guarantees;

•	the date or dates on which the principal amount and premium, if any, are payable;

•
the interest rate or rates or the method for calculating the interest rate, which may be fixed or variable, at which the debt securities of the series will bear interest, if any, the date or dates from which interest will accrue and the interest payment date on which interest will be payable, subject to our right, if any, to defer or extend an interest payment date and the duration of that deferral or extension;

•	the date or dates on which interest, if any, will be payable and the record dates for payment of interest;

•	the place or places where the principal and premium, if any, and interest, if any, will be payable and where the debt securities of the series can be surrendered for transfer, conversion or exchange;

•	our right, if any, to redeem the debt securities and the terms and conditions upon which the debt securities of the series may be redeemed, in whole or in part;

•	any mandatory or optional sinking fund or analogous provisions;

•	if the debt securities of the series will be secured, any provisions relating to the security provided;

•
whether the debt securities of the series are convertible or exchangeable into other debt or equity securities, and, if so, the terms and conditions upon which such conversion or exchange will be effected;

•	whether any portion of the principal amount of the debt securities of the series will be payable upon declaration or acceleration of the maturity thereof pursuant to an event of default;

•
whether the debt securities of the series, in whole or any specified part, will not be defeasible pursuant to the applicable indenture and, if other than by an officers’ certificate, the manner in which any election by us to defease the debt securities of the series will be evidenced;

•	any deletions from, modifications of or additions to the events of default or our covenants pertaining to the debt securities of the series;

•
any terms applicable to debt securities of any series issued at an issue price below their stated principal amount, including the issue price thereof and the rate or rates at which the original issue discount will accrue;

•
whether the debt securities of the series are to be issued or delivered (whether at the time of original issuance or at the time of exchange of a temporary security of such series or otherwise), or any installment of principal or any premium or interest is to be payable only, upon receipt of certificates or other documents or satisfaction of other conditions in addition to those specified in the applicable indenture;

•
whether the debt securities of the series are to be issued in fully registered form without coupons or are to be issued in the form of one or more global securities in temporary global form or permanent global form;

•
whether the debt securities of the series are to be issued in registered or bearer form, the terms and conditions relating the applicable form, including, but not limited to, tax compliance, registration and transfer procedures and, if in registered form, the denominations in which we will issue the registered securities if other than $1,000 or a multiple thereof and, if in bearer form, the denominations in which we will issue the bearer securities;

•	any special United States federal income tax considerations applicable to the debt securities of the series;

•	any addition to or change in the covenants set forth in the indenture which apply to the debt securities of the series; and

•	any other terms of the debt securities of the series not inconsistent with the provisions of the applicable indenture.

The prospectus supplement relating to any series of subordinated debt securities being offered also will describe the subordination provisions applicable to that series, if different from the subordination provisions described in this prospectus. In addition, the prospectus supplement relating to a series of subordinated debt will describe our rights, if any, to defer payments of interest on the subordinated debt securities by extending the interest payment period.

Debt securities may be issued as original issue discount securities to be sold at a discount below their principal amount or at a premium above their principal amount. In the event of an acceleration of the maturity of any original issue discount security, the amount payable to the holder upon acceleration will be determined in the manner described in the applicable prospectus supplement.

The above is not intended to be an exclusive list of the terms that may be applicable to any debt securities and we are not limited in any respect in our ability to issue debt securities with terms different from or in addition to those described above or elsewhere in this prospectus, provided that the terms are not inconsistent with the applicable indenture. Any applicable prospectus supplement also will describe any special provisions for the payment of additional amounts with respect to the debt securities.

Guarantees

Debt securities may be guaranteed by certain of our subsidiaries, if so provided in the applicable prospectus supplement. The prospectus supplement will describe the terms of any guarantees, including, among other things, the method for determining the identity of the guarantors and the conditions under which guarantees will be added or released. Any guarantees will be joint and several obligations of the guarantors. The obligations of each guarantor under its guarantee will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

Subordination Provisions Relating to Subordinated Debt

Debt securities may be subject to contractual subordination provisions contained in the subordinated debt securities indenture. These subordination provisions may prohibit us from making payments on the subordinated debt securities in certain circumstances before a defined class of “senior indebtedness” is paid in full or during certain periods when a payment or other default exists with respect to certain senior indebtedness. If we issue subordinated debt securities, the applicable prospectus supplement relating to the subordinated debt securities will include a description of the subordination provisions and the definition of senior indebtedness that apply to the subordinated debt securities.

If the trustee under the subordinated debt indenture or any holder of the series of subordinated debt securities receives any payment or distribution that is prohibited under the subordination provisions, then the trustee or the holders will have to repay that money to the holders of senior indebtedness.

Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the trustee under the subordinated debt indenture and the holders of that series can take action against us, but they will not receive any money until the claims of the holders of senior indebtedness have been fully satisfied.

Unless otherwise indicated in an applicable prospectus, if any series of subordinated debt securities is guaranteed by certain of our subsidiaries, then the guarantee will be subordinated to the senior indebtedness of such guarantor to the same extent as the subordinated debt securities are subordinated to the senior indebtedness.

Conversion and Exchange Rights

The debt securities of a series may be convertible into or exchangeable for any of our other securities, if at all, according to the terms and conditions of an applicable prospectus supplement. Such terms will include the conversion or exchange price and any adjustments thereto, the conversion or exchange period, provisions as to whether conversion or exchange will be mandatory, at our option or at the option of the holders of that series of debt securities and provisions affecting conversion or exchange in the event of the redemption of that series of debt securities.

Form, Exchange, Registration and Transfer

The debt securities of a series may be issued as registered securities, as bearer securities (with or without coupons attached) or as both registered securities and bearer securities. Debt securities of a series may be issuable in whole or in part in the form of one or more global debt securities, as described below under “―Global Debt Securities.” Unless otherwise indicated in an applicable prospectus supplement, registered securities will be issuable in denominations of $1,000 and integral multiples thereof.

Registered securities of any series will be exchangeable for other registered securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Debt securities may be presented for exchange as provided above, and unless otherwise indicated in an applicable prospectus supplement, registered securities may be presented for registration of transfer, at the office or agency designated by us as registrar or co-registrar with respect to any series of debt securities, without service charge and upon payment of any taxes, assessments or other governmental charges as described in the applicable indenture. The transfer or exchange will be effected on the books of the registrar or any other transfer agent appointed by us upon the registrar or transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. We intend to initially appoint the trustee as registrar and the name of any different or additional registrar designated by us with respect to the debt securities of any series will be included in the applicable prospectus supplement. If a prospectus supplement refers to any transfer agents (in addition to the registrar) designated by us with respect to any series of debt securities, we may at any time rescind the designation of any transfer agent or approve a change in the location through which any transfer agent acts, except that, if debt securities of a series are issuable only as registered securities, we will be required to maintain a transfer agent in each place of payment for that series. We may at any time designate additional transfer agents with respect to any series of debt securities.

In the event of any redemption of debt securities of any series, we will not be required to:

•
issue, register the transfer of or exchange debt securities of that series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; or

•	register the transfer of or exchange any registered security, or portion thereof, called for redemption, except the unredeemed portion of any registered security being redeemed in part.

Payment and Paying Agents

Unless otherwise indicated in an applicable prospectus supplement, payment of principal of, premium, if any, and interest, if any, on registered securities will be made at the office of the paying agent or paying agents designated by us from time to time, except that at our option, payment of principal and premium, if any, or interest also may be made by wire transfer to an account maintained by the payee. Unless otherwise indicated in an applicable prospectus supplement, payment of any installment of interest on registered securities will be made to the person in whose name the registered security is registered at the close of business on the regular record date for the interest payment.

Unless otherwise indicated in an applicable prospectus supplement, the trustee will be designated as our sole paying agent for payments with respect to debt securities which are issuable solely as registered securities. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that, if debt securities of a series are issuable only as registered securities, we will be required to maintain a paying agent in each place of payment for that series.

All monies paid by us to a paying agent for the payment of principal of, premium, if any, or interest, if any, on any debt security which remains unclaimed at the end of two years after that principal or interest will have become due and payable will be repaid to us, and the holder of the debt security or any coupon will thereafter look only to us for payment of those amounts.

Global Debt Securities

The debt securities of a series may be issued in whole or in part in global form. A global debt security will be deposited with, or on behalf of, a depositary, which will be identified in an applicable prospectus supplement. A global debt security may be issued in either registered or bearer form and in either temporary or permanent form. A global debt security may not be transferred except as a whole to the depositary for the debt security or to a nominee or successor of the depositary. If any debt securities of a series are issuable in global form, the applicable prospectus supplement will describe the circumstances, if any, under which beneficial owners of interests in a global debt security may exchange their interests for definitive debt securities of that series of like tenor and principal amount in any authorized form and denomination, the manner of payment of principal of, premium, if any, and interest, if any, on the global debt securities and the specific terms of the depositary arrangement with respect to any global debt security.

Covenants

Reports. Except as otherwise set forth in an applicable prospectus supplement, so long as any debt securities of a series are outstanding, we will furnish to the holders of debt securities of that series, within the time periods specified in the rules and regulations of the SEC:

•
our reports on Forms 10-Q and 10-K, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the audited financial statements by our certified independent accountants; and

•	all current reports on Form 8-K.

We also will file a copy of all of the foregoing information and reports with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

Any additional covenants with respect to any series of debt securities will be set forth in the applicable prospectus supplement. Unless otherwise indicated in an applicable prospectus supplement, the indentures do not include covenants restricting our ability to enter into a highly leveraged transaction, including a reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders of the debt securities, if the transaction is a permissible consolidation, merger or similar transaction. In addition, unless otherwise specified in an applicable prospectus supplement, the indentures do not afford the holders of the debt securities the right to require us to repurchase or redeem the debt securities in the event of a highly leveraged transaction. See “―Merger, Consolidation and Sale of Assets.”

Merger, Consolidation and Sale of Assets

Except as otherwise set forth in an applicable prospectus supplement, we may not, directly or indirectly:

•	consolidate with or merge into any other person (whether or not we are the surviving corporation); or

•	sell, assign, transfer, convey or otherwise dispose of all or substantially all of our properties and assets, unless

•	either

•	we are the continuing corporation; or

•
the person formed by or surviving any such consolidation or merger (if other than us) or to which such sale, assignment, transfer, conveyance or disposition will have been made is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia and that person assumes all of our obligations under the debt securities of such series and the indenture relating thereto pursuant to agreements reasonably satisfactory to the applicable trustee; and

•	any other conditions specified in the applicable prospectus supplement have been satisfied.

In addition, we may not, directly or indirectly, lease all or substantially all of our properties or assets in one or more related transactions to any other person. This covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among us and any guarantors, if applicable.

Events of Default and Remedies

Under each indenture, unless otherwise specified with respect to a series of debt securities, the following events will constitute an event of default with respect to any series of debt securities:

•	default for 30 days in the payment when due of any interest on any debt securities of that series;

•	default in payment when due of the principal of, or premium, if any, on any debt security of that series;

•	failure to comply with the provisions described under the caption “―Merger, Consolidation and Sale of Assets”;

•	failure for 60 days after notice to comply with any of the other agreements in the indenture;

•
except as permitted by the indenture, if debt securities of a series are guaranteed, any guarantee shall be held in any final, non-appealable judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any guarantor, or any person acting on behalf of any guarantor, shall deny, or disaffirm its obligations under its guarantee (unless such guarantor could be released from its guarantee in accordance with the applicable terms of the indenture);

•	certain events of bankruptcy or insolvency described in the indenture with respect to us or any of our significant subsidiaries, as defined below; and

•	any other event of default applicable to the series of debt securities and set forth in the applicable prospectus supplement.

For purposes of this section, “significant subsidiary” means any subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act.

Each indenture provides that in the case of an event of default arising from certain events of bankruptcy or insolvency relating to us with respect to a series of debt securities, all outstanding debt securities of that series will become due and payable immediately without further action or notice. If any other event of default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding debt securities of that series may declare all the debt securities of that series to be due and payable immediately.

Holders of the debt securities of a series may not enforce the indenture or the debt securities of that series except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding debt securities of a series may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the debt securities of a series notice of any continuing default or event of default if it determines that withholding notice is in their interest, except a default or event of default relating to the payment of principal or interest.

Each indenture provides that we are required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any default or event of default, we are required to deliver to the trustee a statement specifying such default or event of default.

The holders of a majority in aggregate principal amount of the debt securities of a series then outstanding by notice to the trustee may on behalf of the holders of all of the debt securities of that series waive any existing default or event of default and its consequences under the indenture except a continuing default or event of default in the payment of interest or premium on, or the principal of, the debt securities of that series.

Such limitations do not apply, however, to a suit instituted by a holder of any debt security for the enforcement of the payment of the principal of, premium, if any, and interest in respect of a debt security on the date specified for payment in the debt security. Unless otherwise specified with respect to a series of debt securities, the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series may, on behalf of the holders of the debt securities of any series, waive any past defaults under the applicable indenture, other than:

•	a default in any payment of the principal of, and premium, if any, or interest on, any debt security of the series; or

•	any default in respect of the covenants or provisions in the applicable indenture which may not be modified without the consent of the holder of each outstanding debt security of the series affected.

Amendment, Supplement and Waiver

Each indenture permits us and the applicable trustee, with the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of the series affected by the supplemental indenture, to execute a supplemental indenture to add provisions to, or change in any manner or eliminate any provisions of, the indenture with respect to that series of debt securities or modify in any manner the rights of the holders of the debt securities of that series and any related coupons under the applicable indenture. However, the supplemental indenture will not, without the consent of the holder of each outstanding debt security of that series affected thereby:

•	change the stated maturity of the principal of, or any installment of principal or interest on, the debt securities of that series or any premium payable upon redemption thereof;

•	reduce the principal amount of, or premium, if any, or the rate of interest on, the debt securities of that series;

•	change the place or currency of payment of principal and premium, if any, or interest, if any, on the debt securities of that series;

•
impair the right to institute suit for the enforcement of any payment after the stated maturity date on any debt securities of that series, or in the case of redemption, on or after the redemption date;

•	reduce the principal amount of outstanding debt securities of that series necessary to modify or amend or waive compliance with any provisions of the indenture;

•	release any applicable guarantor from any of its obligations under its guarantee or the indenture, except in accordance with the indenture;

•
modify the foregoing amendment and waiver provisions, except to increase the percentage in principal amount of outstanding debt securities of any series necessary for such actions or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each debt security of a series affected thereby; and

•	change such other matters as may be specified in an applicable prospectus supplement for any series of debt securities.

The indentures also permit us, the guarantors, if any, and the applicable trustee to execute a supplemental indenture without the consent of the holders of the debt securities:

•	to cure any ambiguity, defect or inconsistency;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•
to provide for the assumption of our obligations or, if applicable, a guarantor’s obligations to holders of debt securities of a series in the case of a merger or consolidation or sale of all or substantially all of our assets or, if applicable, a guarantor’s assets;

•
to make any change that would provide any additional rights or benefits to the holders of debt securities of a series or that does not adversely affect the legal rights under the indenture of any such holder;

•	to comply with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

•	to add a guarantor under the indenture;

•	to evidence and provide the acceptance of the appointment of a successor trustee under the applicable indenture;

•
to mortgage, pledge, hypothecate or grant a security interest in favor of the trustee for the benefit of the holders of debt securities of any series as additional security for the payment and performance of our or any applicable guarantor’s obligations under the applicable indenture, in any property or assets;

•
to add to, change or eliminate any provisions of the applicable indenture (which addition, change or elimination may apply to one or more series of debt securities), provided that, any such addition, change or elimination:

•	shall neither:

•	apply to any debt security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor

•	modify the rights of the holders of such debt securities with respect to such provisions or

•	shall become effective only when there is no such outstanding debt securities of such series; and

•	to establish the form and terms of debt securities of any series as permitted by the indenture.

The holders of a majority in principal amount of outstanding debt securities of any series may waive compliance with certain restrictive covenants and provisions of the applicable indenture.

Discharge

Unless otherwise indicated in an applicable prospectus supplement, each indenture provides that we may satisfy and discharge our obligations thereunder with respect to the debt securities of any series, when either:

•
all debt securities of that series that have been authenticated, except lost, stolen or destroyed debt securities of that series that have been replaced or paid and debt securities of that series for whose payment money has been deposited in trust and thereafter repaid to us, have been delivered to the trustee for cancellation; or

•
all debt securities of that series that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and we or, if applicable, any guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders of debt securities of that series, cash, non-callable U.S. government securities, or a combination thereof, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the debt securities of that series not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption.

Defeasance

Unless otherwise indicated in an applicable prospectus supplement, each indenture provides that we may, at our option and at any time, elect to have all of our obligations discharged with respect to the outstanding debt securities of a series and, if applicable, all obligations of the guarantors discharged with respect to their guarantees (“legal defeasance”) except for:

•
the rights of holders of the outstanding debt securities of that series to receive payments in respect of the principal of, or premium or interest, if any, on the debt securities of that series when such payments are due from the trust referred to below;

•
our obligations with respect to the debt securities of that series concerning issuing temporary securities, registration of securities, mutilated, destroyed, lost or stolen securities and the maintenance of an office or agency for payment and money for security payments held in trust;

•	the rights, powers, trusts, duties and immunities of the applicable trustee, our obligations and, if applicable, the guarantor’s obligations in connection therewith; and

•	the legal defeasance provisions of the indenture.

In addition, we may, at our option and at any time, elect to have our obligations and, if applicable, the guarantors’ obligations released with respect to certain covenants in respect of the debt securities of any series that are described in the indenture (“covenant defeasance”) and thereafter any omission to comply with those covenants will not constitute a default or event of default with respect to the debt securities of that series. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default and Remedies” will no longer constitute an event of default with respect to the debt securities of that series.

In order to exercise either legal defeasance or covenant defeasance we are required to meet specified conditions, including:

•
we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the debt securities of that series, cash, non-callable U.S. government securities, or a combination thereof, in amounts as will be sufficient to pay the principal of, or premium and interest, if any, on the outstanding debt securities of that series on the stated maturity or on the applicable redemption date, as the case may be;

•
in the case of legal defeasance, we have delivered to the applicable trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred; and

•
in the case of covenant defeasance, we have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred.

The Trustees under the Indentures

If a trustee becomes a creditor of ours or any guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. Each trustee will be permitted to engage in other transactions with us and/or the guarantors, if any; however, if any trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The holders of a majority in principal amount of the then outstanding debt securities of a series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an event of default occurs and is continuing, a trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of its own affairs. Subject to such provisions, a trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of debt securities, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Applicable Law

The debt securities and the indentures will be governed by and construed in accordance with the laws of the State of Delaware.

DESCRIPTION OF WARRANTS

We may issue, either separately or together with other securities, warrants for the purchase of any of the other types of securities that we may sell under this prospectus.

This section summarizes the general terms of the warrants that we may offer. The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent. The prospectus supplement relating to a particular series of warrants will describe the specific terms of that series, which may be in addition to or different from the general terms summarized in this section. The summaries in this section and the prospectus supplement do not describe every aspect of the warrants. If any particular terms of a series of warrants described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in the applicable prospectus supplement will be deemed to supersede the terms described in this prospectus. When evaluating the warrants, you also should refer to all the provisions of the applicable warrant agreement, the certificates representing the warrants and the specific descriptions in the applicable prospectus supplement. The applicable warrant agreement and warrant certificates will be filed as exhibits to or incorporated by reference in the registration statement.

General

The prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered as well as the related warrant agreement and warrant certificates, including the following, where applicable:

•
the principal amount of, or the number of securities, as the case may be, purchasable upon exercise of each warrant and the initial price at which the principal amount or number of securities, as the case may be, may be purchased upon such exercise;

•	the designation and terms of the securities, if other than common units, purchasable upon exercise thereof and of any securities, if other than common units, with which the warrants are issued;

•	the procedures and conditions relating to the exercise of the warrants;

•	the date, if any, on and after which the warrants, and any securities with which the warrants are issued, will be separately transferable;

•	the offering price of the warrants, if any;

•	the date on which the right to exercise the warrants will commence and the date on which that right will expire;

•	a discussion of any special United States federal income tax considerations applicable to the warrants;

•	whether the warrants represented by the warrant certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered;

•	call provisions of the warrants, if any;

•	antidilution provisions of the warrants, if any; and

•	any other material terms of the warrants.

Exercise of Warrants

Each warrant will entitle the holder to purchase for cash that principal amount of or number of securities, as the case may be, at the exercise price set forth in, or to be determined as set forth in, the applicable prospectus supplement relating to the warrants. Unless otherwise specified in the applicable prospectus supplement, warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement at any time up to 5:00 p.m. Eastern Standard Time on the expiration date set forth in the applicable prospectus supplement. After 5:00 p.m. Eastern Standard Time on the expiration date, unexercised warrants will become void. Upon receipt of payment and the warrant certificate properly completed and duly executed, we will, as soon as practicable, issue the securities purchasable upon exercise of the warrant. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of warrants.

No Rights of Security Holder Prior to Exercise

Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon the exercise of the warrants and will not be entitled to:

•	in the case of warrants to purchase debt securities, payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon exercise; or

•	in the case of warrants to purchase equity securities, the right to vote or to receive dividend payments or similar distributions on the securities purchasable upon exercise.

Exchange of Warrant Certificates

Warrant certificates will be exchangeable for new warrant certificates of different denominations at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Atlas America, Inc. and subsidiaries as of September 30, 2004 and 2003 and for each of the three years in the period ended September 30, 2004 have been audited by Grant Thornton LLP, independent registered public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of such firm as experts in giving such reports.

LEGAL MATTERS

The validity of the securities offered hereby and tax matters will be passed upon for us by Ledgewood, Philadelphia, Pennsylvania.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 with respect to this offering. This prospectus only constitutes part of the registration statement and does not contain all of the information set forth in the registration statement, its exhibits and its schedules.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms. Please call the SEC at 1-800-SEC-0330 for additional information on the public reference rooms.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to "incorporate by reference" the information we file with it. This means that we can disclose important information to you by referring to these documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC under Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 will automatically update and supersede this information.

We are incorporating by reference the following documents that we have previously filed with the SEC (other than information in such documents that is deemed not to be filed):

•	our Annual Report on Form 10-K for the fiscal year ended September 30, 2004,

•	our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2004, March 31, 2005 and June 30, 2005;

•	our Current Reports on Form 8-K filed October 19, 2004, December 20, 2004, December 30, 2004, March 22, 2005, June 14, 2005 and July 6, 2005; and

•	the description of our common stock set forth in our registration statement on Form 8-A/A filed May 7, 2004.

Copies of these filings are available at no cost at our website, www.atlastamerica.com. Amendments to these filings will be posted to our website as soon as reasonably practical after filing with the SEC. In addition, you may request a copy of these filings and any amendments thereto at no cost, by writing or telephoning us. Those copies will not include exhibits to those documents unless the exhibits are specifically incorporated by reference in the documents or unless you specifically request them. You may also request copies of any exhibits to the registration statement. Please direct your request to:

Investor Relations
Atlas America, Inc.
311 Rouser Road
P.O. Box 611
Moon Township, Pennsylvania 15108
(412) 262-2830

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer to sell these securities or soliciting an offer to buy these securities in any state where the offer or sale is not permitted. You should not assume that the information in this prospectus or the documents we have incorporated by reference is accurate as of any date other than the date on the front of those documents.

PLAN OF DISTRIBUTION

We may distribute the securities from time to time in one or more transactions at a fixed price or prices. We may change these prices from time to time. We may also distribute our securities at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. We will describe the distribution method for each offering in a prospectus supplement.

We may sell our securities in any of the following ways:

•	through underwriters or dealers,

•	through agents who may be deemed to be underwriters as defined in the Securities Act, or

•	directly to one or more purchasers.

The prospectus supplement for a particular offering will set forth the terms of the offering, purchase price, the proceeds we will receive from the offering, any delayed delivery arrangements, and any underwriting arrangements, including underwriting discounts and other items constituting underwriters' compensation and any discounts or concessions allowed or reallowed or paid to dealers. We may have agreements with the underwriters, dealers and agents who participate in the distribution to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments which they may be required to make.

Securities offered may be a new issue of securities with no established trading market. Any underwriters to whom or agents through whom these securities are sold by us for public offering and sale may make a market in these securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or the trading market for any such securities.

If we use underwriters in the sale, the securities we offer will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Our securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of securities will be named in the prospectus supplement relating to that offering, and if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of that prospectus supplement.

Securities offered may be a new issue of securities with no established trading market. Any underwriters to whom or agents through whom these securities are sold by us for public offering and sale may make a market in these securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or the trading market for any such securities.

If we use dealers in an offering, we will sell the securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by those dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in a prospectus supplement. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We may also offer our securities directly, or though agents we designate, from time to time at fixed prices, which we may change, or at varying prices determined at the time of sale. We will name any agent we use and describe the terms of the agency, including any commissions payable by us to the agent, in a prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent we use will act on a reasonable best efforts basis for the period of its appointment.

GLOSSARY

The terms defined in this glossary are used throughout this prospectus.

BBL. One stock tank barrel, or 42 U.S. gallons liquid volume, used herein in reference to crude oil or other liquid hydrocarbons.

BCF. One billion cubic feet of natural gas.

BCFE. One billion cubic feet of natural gas equivalents, converting one Bbl of oil to six Mcf of natural gas.

DEVELOPMENT WELL. A well drilled within the proved boundaries of a natural gas or oil reservoir with the intention of completing the stratigraphic horizon known to be productive.

DRY WELL. A development or exploratory well found to be incapable of producing either natural gas or oil in sufficient quantities to justify completion as an oil or natural gas well.

EXPLORATORY WELL. A well drilled to find natural gas or oil in an unproved area, to find a new reservoir in a field previously found to be productive of oil or natural gas in another reservoir, or to extend a known reservoir.

FERC. Federal Energy Regulatory Commission.

GROSS ACRES or GROSS WELLS. The total number of acres or wells, as the case may be, in which a working interest is owned.

MBBL. One thousand barrels of crude oil or other liquid hydrocarbons.

MCF. One thousand cubic feet of natural gas.

MCFE. One thousand cubic feet of natural gas equivalents, converting one Bbl of oil to six Mcf of natural gas.

MMCFE. One million cubic feet of natural gas equivalents, converting one Bbl of oil to six Mcf of natural gas.

MMCF. One million cubic feet of natural gas.

NET ACRES or NET WELLS. The sum of the fractional working interests owned in gross acres or gross wells. For example, a 50% working interest in a well is one gross well, but is a .50 net well.

NYMEX. New York Mercantile Exchange.

PRODUCING WELL, PRODUCTION WELL or PRODUCTIVE WELL. A well that is producing natural gas or oil or that is capable of production.

PROVED DEVELOPED RESERVES. Proved developed reserves are natural gas or oil reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional natural gas and oil expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery are included as "proved developed reserves" only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

PROVED RESERVES. The estimated quantities of natural gas, crude oil and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

PROVED UNDEVELOPED RESERVES. Proved undeveloped reserves are natural gas and oil reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances should estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery techniques is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.

PV-10. The present value of proved reserves is an estimate of the discounted future net cash flows from each of the properties at our most recent fiscal year end, or as otherwise indicated. Net cash flow is defined as net revenues less, after deducting production and ad valorem taxes, future capital costs and operating expenses, but before deducting federal income taxes. As required by rules of the SEC, the future net cash flows have been discounted at an annual rate of 10% to determine their "present value." The present value is shown to indicate the effect of time on the value of the revenue stream and should not be construed as being the fair market value of the properties. In accordance with SEC rules, estimates have been made using constant oil and natural gas prices and operating costs, at our most recent fiscal year end, or as otherwise indicated.

RECOMPLETION. A recompletion is an operation to abandon the production of oil and/or natural gas from a well in one zone within the existing wellbore and to make the well produce oil and/or natural gas from a different, separately producible zone within the existing wellbore.

ROYALTY INTEREST. An interest in a natural gas and oil property entitling the owner to a share of natural gas and oil production free of costs of production.

SECONDARY RECOVERY. A method of natural gas and oil extraction in which energy sources extrinsic to the reservoir are utilized.

STANDARDIZED MEASURE. Under the standardized measure, future cash flows are estimated by applying year-end prices, adjusted for fixed and determinable escalations, to the estimated future production of year-end proved reserves. Future cash inflows are reduced by estimated future production and development costs based on period-end costs to determine pretax cash inflows. Future income taxes are computed by applying the statutory tax rate to the excess of pretax cash inflows over the tax basis of the associated properties. Tax credits, net operating loss carryforwards, and permanent differences are also considered in the future tax calculation. Future net cash inflows after income taxes are discounted using a 10% annual discount rate to arrive at the standardized measure.

TCF. One trillion cubic feet of natural gas.

UNDEVELOPED ACREAGE. Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of natural gas and oil regardless of whether such acreage contains proved reserves.

WORKING INTEREST. The operating interest which gives the owner the right to drill, produce and conduct operating activities on the property and to receive a share of production, subject to all royalties, overriding royalties and other burdens, to all costs of exploration, development and operations and to all risks in connection therewith.

$________________

ATLAS AMERICA, INC.

Common Stock
Preferred Stock
Debt Securities
Warrants

____________, 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

Set forth below are the expenses (other than underwriting discounts and commissions) we expect to pay in connection with the issuance and distribution of the securities registered hereby. With the exception of the SEC registration fee, the amounts set forth below are estimated:

Securities and Exchange Commission registration fee	$29,425
NASDAQ listing fee	50,000

Printing fees and expenses	125,000
Legal fees and expenses	300,000
Accounting fees and expenses	150,000
Transfer agent and registrar	10,000
Miscellaneous	$35,575

TOTAL	$700,000

Item 15. Indemnification of Directors and Officers

Under the provisions of Section 145 of the Delaware General Corporation Law, the registrant is required to indemnify any present or former officer or director against expenses arising out of legal proceedings in which the director or officer becomes involved by reason of being a director or officer if the director or officer is successful in the defense of such proceedings. Section 145 also provides that the registrant may indemnify a director or officer in connection with a proceeding in which he is not successful in defending if it is determined that he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the registrant or, in the case of a criminal action, if it is determined that he had no reasonable cause to believe his conduct was unlawful. Liabilities for which a director or officer may be indemnified include amounts paid in satisfaction of settlements, judgments, fines and other expenses (including attorneys’ fees incurred in connection with such proceedings). In a stockholder derivative action, no indemnification may be paid in respect of any claim, issue or matter as to which the director or officer has been adjudged to be liable to the registrant (except for expenses allowed by a court).

The registrant’s Amended and Restated Certificate of Incorporation provides for indemnification of directors and officers of the registrant to the full extent permitted by applicable law. Under the provisions of the registrant’s Amended and Restated Bylaws, the registrant is required to indemnify officers or directors to a greater extent than under the current provisions of Section 145 of the Delaware General Corporation Law. Except with respect to stockholder derivative actions, the Bylaw provisions generally state that the director or officer will be indemnified against expenses, amounts paid in settlement and judgments, fines, penalties and/or other amounts incurred with respect to any threatened, pending or completed proceeding, provided that (i) such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant, and (ii) with respect to any criminal action or proceeding, such person had no reasonable cause to believe his or her conduct was unlawful.

The foregoing standards also apply with respect to the indemnification of expenses incurred in a stockholder derivative suit. However, a director or officer may only be indemnified for settlement amounts or judgments incurred in a derivative suit to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

In accordance with the Delaware General Corporation Law, the registrant’s Amended and Restated Certificate of Incorporation contains a provision to limit the personal liability of the directors of the registrant for violations of their fiduciary duty. This provision eliminates each director’s liability to the registrant or its stockholders, for monetary damages except (i) for breach of the director’s duty of loyalty to the registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions or (iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of are, including any such actions involving gross negligence.

The registrant maintains directors' and officers' liability insurance against any actual or alleged error, misstatement, misleading statement, act, omission, neglect or breach of duty by any director or officer of itself or any direct or indirect subsidiary, excluding certain matters including fraudulent, dishonest or criminal acts or self-dealing.

Item 16. Exhibits and Financial Statements Schedules

(a) Exhibits:
1.1(1) Form of Underwriting Agreement with respect to equity securities.
1.2(1) Form of Underwriting Agreement with respect to debt securities.
3.1(2)	Amended and Restated Certificate of Incorporation.
3.2(2)	Amended and Restated Bylaws.
4.1(3)	Form of common stock certificate
4.2(1)	Form of preferred stock certificate.
4.3(1)	Form of Indenture for senior debt securities (form of senior debt securities included therein).
4.4(1)	Form of Indenture for subordinated debt securities (form of subordinated debt securities included therein).
4.5(1)	Form of Warrant Agreement (form of warrant included therein).
5.1(1)	Opinion of Ledgewood as to the legality of the securities being registered.
12.1	Statement regarding computation of ratios.
23.1	Consent of Grant Thornton LLP.
23.2	Consent of Ledgewood (contained in Exhibits 5.1 and 8.1).
24.1	Power of Attorney (included in signature pages).
25.1(1)	Statement of Eligibility on Form T-1 of Trustee for debt securities.
_______________________
(1)	To be filed by amendment or as an exhibit to a document to be incorporated by reference herein in connection with an offering of the securities registered hereby.

(2)	Previously filed as exhibits to our Form 8-K filed on June 14, 2005.

(3)	Previously filed as an exhibit to our Registration Statement on Form S-1 (Registration No. 333-112653) on April 8, 2004.

(b) Financial Statement Schedules

All financial statement schedules are omitted because the information is not required, is not material or is otherwise included in the financial statements or related notes thereto.

Item 17. Undertakings

The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs 1(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by such registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of such registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrants hereby undertake that:

  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrants certify that they have reasonable grounds to believe that they meet all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Moon Township, Pennsylvania, on October 4, 2005.

ATLAS AMERICA, INC.

By: /s/ Edward E. Cohen
Edward E. Cohen
Chairman, Chief Executive Officer and President

KNOWN ALL PERSONS BY THESE PRESENTS, that the persons whose signatures appear below, constitute and appoint Jonathan Z. Cohen and Michael L. Staines, and each of them, as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their names, places and steads, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and conforming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrants and in the capacities indicated for Atlas America, Inc. on October 4, 2005.

Signature	Title

/s/ Edward E. Cohen Edward E. Cohen	Chairman, Chief Executive Officer and President
/s/ Jonathan Z. Cohen Jonathan Z. Cohen	Vice Chairman
/s/ Matthew A. Jones Matthew A. Jones	Chief Financial Officer

/s/ Nancy J. McGurk Nancy J. McGurk	Chief Accounting Officer
/s/ Carlton M. Arrendell Carlton M. Arrendell	Director
/s/ William R. Bagnell William R. Bagnell	Director
/s/ Donald W. Delson Donald W. Delson	Director
/s/ Nicholas A. DiNubile Nicholas A. DiNubile	Director
/s/ Dennis A. Holtz Dennis A. Holtz	Director